Exhibit 99.1

FOR IMMEDIATE RELEASE
March 29, 2012
COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Fourth Quarter and Full Year 2011 Results

CARLSBAD, Calif., March 29, 2012 — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the fourth quarter and year ended December 31, 2011.

“During the year our core business added a small number of net subscribers in a challenging environment for our venue owners.  During the year we also acquired the Stump! trivia business, added new games and features to our network, put in place a robust data warehouse to allow us to analyze our network data for clients plus significantly increased our client-facing staff count.  We are now better informed about our player behavior than ever and better able to assist clients in their businesses.  This gives us the capability to be a true partner to our venues in helping them increase the length of stay at their venues and raise the average spend per visit” said Michael Bush, the company’s CEO.

“Overall we continue to push to expand our player base by improving the game experience across platforms.   We are developing a new tablet Playmaker, integrating mobile and on-line services and have launched a new set of customer marketing services based on our network data.  We are transforming the Company so it becomes a more compelling value to our customers and a fabulous experience for players.  We recently raised $2.5 million from a rights offering which we will be investing into these growth initiatives.  We look forward to a year of progress by leveraging our unique capabilities of cross platform interactive games, social networking and digital marketing,” added Mr. Bush

Results for the Fourth Quarter Ended December 31, 2011

Revenues for the fourth quarter of 2011 were $6.1 million, compared to revenues of $6.3 million for the same period of 2010.  The 4% decrease in revenue was primarily the result of lower average revenue per site and lower advertising and other revenues, offset by revenue generated from the newly acquired Stump! Trivia business.

The Company ended the fourth quarter of 2011 with 3,932 subscribing venues, compared to 3,925 at December 31, 2010.  During the fourth quarter of 2011, installations were higher at 254 compared with 223 in the same quarter last year, and terminations were lower at 232 compared to 313.  Customer churn was 5.9% for the quarter, an improvement from 7.9% in the prior year period.

Total site counts and churn percentages	Q4 2011	Q4 2010	Increase (Decrease)
Site Count – Beginning of Quarter	3,910	4,015	(105)
Q4 Installations	254	223	31
Q4Terminations	(232)	(313)	(81)
Site Count - End of Quarter	3,932	3,925	7
Churn Percentage	5.9%	7.9%	(2.0)

Gross margin as a percentage of revenue decreased to 74% in the fourth quarter of 2011, compared to 78% in the fourth quarter of 2010.  Direct costs increased primarily due to Stump! Trivia direct expenses, which were offset by a decrease in service provider fees due primarily to fewer service calls during the three months ended December 31, 2011 compared to the same period in 2010, and also a decrease in depreciation and amortization expense.

Selling, general and administrative expenses increased 14%, to $5.1 million for the three months ended December 31, 2011 from $4.4 million for the same period in 2010.  The increase in selling, general and administrative expenses was primarily due to increased payroll and related expense of $0.3 million primarily due to increased headcount and merit increases, and increased professional fees of $0.2 million due to software development and programming consulting and legal fees associated with the Stump! Trivia acquisition.

Net loss for the fourth quarter of 2011 was $1.0 million, or $0.02 per share, compared to net income of $0.3 million or $0.01 per share in the same period a year ago.

Results for the Fiscal Year Ended December 31, 2011

Revenues for 2011 were $23.9 million for the fiscal year ended December 31, 2011, compared to revenue of $25.3 million for the prior year. Net loss for 2011 was $3.4 million, compared to a net loss of $0.4 million a year ago.

For the full year of 2011, installations were lower by approximately 4%; however, terminations were also lower by approximately 12% compared with the full year of 2010.  Customer churn was 25.7% for 2011, an improvement from 28.8% in the prior year.

Total site counts and churn percentages	FY 2011	FY 2010	Increase (Decrease)
Site Count – Beginning of Year	3,925	4,016	(91)
Installations	1,016	1,053	(37)
Terminations	(1,009)	(1,144)	(135)
Site Count - End of Year	3,932	3,925	7
Churn Percentage	25.7%	28.8%	(3.1)

Gross margin as a percentage of revenue remained stable at 76% for the full year of 2011 and 2010.

Selling, general and administrative expenses increased $1.5 million, or 8%, to $20.4 million for the year ended December 31, 2011 compared to $18.9 million for the same period in 2010.  The increase in selling, general and administrative expenses was due to increased payroll and related expense of $1.1 million primarily due to increased headcount, merit increases, increased severance expense and increased recruiting and relocation expense for executive officers.  Professional fees increased $0.2 million due to legal fees associated with the Stump! Trivia asset acquisition as well as increased consulting expenses.  Marketing expenses also increased by approximately $0.2 million to support lead generation, new program launches and other promotional activities.  We recognized expenses of $0.1 million related to our new playmaker development and approximately $0.1 million related to the relocation of our corporate offices and warehouse during the year ended December 31, 2011, which were not recognized during the same period in 2010. These increases were offset by lower bad debt expense of $0.2 million resulting from improved collection efforts and decreased occupancy expenses of $0.1 million as a result of the lease for the new corporate headquarters.

Conference Call

Management will review these results in a conference call today, March 29, 2012, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 62919471.   A replay of the call will be available until April 5, 2012, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 62919471 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by over 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,400,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our acquisition, strengthening offerings, expanding customer base, new customers and players, increasing player stays and spending, other benefits of our products and services and the number of locations, players and games These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, the impact of alternative entertainment options and technologies, competitive products, and pricing, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	December 31,
ASSETS	2011	2010
Current Assets:
Cash and cash equivalents	$1,374	$3,906
Restricted cash	50	—
Accounts receivable, net	750	549
Investment available-for-sale	—	184
Prepaid expenses and other current assets	624	588
Total current assets	2,798	5,227
Broadcast equipment and fixed assets, net	4,255	3,638
Software development costs, net	1,320	1,094
Deferred costs	1,132	839
Goodwill	1,236	1,261
Intangible assets, net	845	1,025
Other assets	61	41
Total assets	$11,647	$13,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$528	$423
Accrued compensation	757	628
Accrued expenses	801	451
Sales taxes payable	764	856
Income taxes payable	77	8
Obligations under capital leases—current portion	286	376
Deferred revenue	463	520
Other current liabilities	192	74
Total current liabilities	3,868	3,336
Obligations under capital leases, excluding current portion	164	105
Deferred revenue, excluding current portion	186	124
Deferred rent	756	—
Other liabilities	323	99
Total liabilities	5,297	3,664
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,927 and 60,751 shares issued and outstanding at December 31, 2011 and 2010, respectively	305	304
Treasury stock, at cost, 503 shares at December 31, 2011 and 2010	(456)	(456)
Additional paid-in capital	116,497	116,114
Accumulated deficit	(110,719)	(107,284)
Accumulated other comprehensive income	722	782
Total shareholders’ equity	6,350	9,461
Total liabilities and shareholders’ equity	$11,647	$13,125

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$6,104	$6,342	$23,870	$25,309

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,563	1,474	5,807	6,063
Selling, general and administrative	5,062	4,425	20,448	18,906
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	387	157	891	665
Total operating expenses	7,012	6,056	27,146	25,634
Operating (loss) income	(908)	286	(3,276)	(325)
Other income (expense):
Interest income	—	1	3	3
Interest expense	(13)	(20)	(52)	(101)
Other (expense) income	(3)	59	69	65
Total other (expense) income	(16)	40	20	(33)
(Loss) income before income taxes	(924)	326	(3,256)	(358)
Provision for income taxes	(115)	(4)	(163)	(42)
Net (loss) income	$(1,039)	$322	$(3,419)	$(400)

Net (loss) income per common share – basic	$(0.02)	$0.01	$(0.06)	$(0.01)
Net (loss) income per common share – diluted	$(0.02)	$0.01	$(0.06)	$(0.01)

Weighted average shares outstanding - basic	60,424	60,248	60,402	60,134
Weighted average shares outstanding - diluted	60,424	60,746	60,402	60,134

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)

	Twelve months ended December 31,
	2011	2010
Cash flows provided by operating activities:
Net loss	$(3,419)	$(400)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,260	3,203
Provision for doubtful accounts	5	191
Stock-based compensation	332	299
Loss on sales of securities available-for-sale	30	—
Loss from disposition of equipment and capitalized software	166	259
Changes in assets and liabilities:
Accounts receivable	(204)	(131)
Prepaid expenses and other assets	(58)	41
Accounts payable and accrued liabilities	494	(1,082)
Income taxes payable	70	169
Deferred costs	(293)	244
Deferred revenue	4	38
Deferred rent	187	—
Net cash provided by operating activities	574	2,831
Cash flows used in investing activities:
Capital expenditures	(1,594)	(1,323)
Software development expenditures	(1,080)	(845)
Trademark license	—	(35)
Proceeds from sale of securities available-for-sale	134	—
Acquisitions, net of cash acquired	(200)	—
Changes in restricted cash	(50)	—
Net cash used in investing activities	(2,790)	(2,203)
Cash flows used in financing activities:
Principal payments on capital leases	(446)	(425)
Proceeds from note payable	123	—
Payments on note payable	(13)	—
Proceeds from exercise of stock options	36	61
Net cash used in financing activities	(300)	(364)
Net (decrease) increase in cash and cash equivalents	(2,516)	264
Effect of exchange rate on cash	(16)	5
Cash and cash equivalents at beginning of period	3,906	3,637
Cash and cash equivalents at end of period	$1,374	$3,906